Exhibit 99.1

Gulf Island Fabrication, Inc. Declares Dividend on Common Stock

HOUSTON--(BUSINESS WIRE)--April 23, 2015--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announced today that its board of directors declared a dividend of $0.10 per share on Gulf Island Fabrication, Inc.’s approximately 14.5 million shares of common stock outstanding.

The dividend was declared during a regular meeting of the board held on April 23, 2015 and is payable May 29, 2015, to shareholders of record on May 15, 2015.

Gulf Island Fabrication, Inc., based in Houston, Texas, with fabrication facilities located in Houma, Louisiana, and San Patricio County, Texas, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kirk J. Meche, 713.714.6100
Chief Executive Officer
or
Jeffrey M. Favret, 713.714.6100
Chief Financial Officer